Exhibit 10.1

SEPARATION BENEFIT PLAN OF

UNIT CORPORATION AND PARTICIPATING SUBSIDIARIES

As Amended and Restated
Effective:  December 31, 2008

Table of Contents

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SEPARATION BENEFIT PLAN OF UNIT CORPORATION
AND PARTICIPATING SUBSIDIARIES

Introduction

The purpose of this Plan is to provide financial assistance to Eligible Employees whose employment has terminated under certain conditions, in consideration of the waiver and release by those employees of any claims arising or alleged to arise from their employment or the termination of employment. No employee is entitled to any payment under this Plan except in exchange for and on the Employing Company’s receipt of a written waiver and release given in accordance with the provisions of this Plan.

ARTICLE I. SCOPE

        Section 1.1 Name.  This Plan shall be known as the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries.  The Plan is an “employee benefit plan” governed by the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”).

        Section 1.2 Plan Year.  The Plan Year is the calendar year.

ARTICLE II.
DEFINITIONS

        Section 2.1 “Base Salary” means the regular basic cash remuneration before deductions for taxes and other items withheld, and without regard to any salary reduction under any plans maintained by an Employing Company under Sections 401(k) or 125 of the Code, payable to an Employee for services rendered to an Employing Company, but not including pay for Bonuses, incentive compensation, special pay, awards or commissions.

        Section 2.2 “Beneficiary” means the person designated by an Eligible Employee in a written instrument filed with an Employing Company to receive benefits under this Plan.

        Section 2.3 “Board of Directors” means the board of directors of the Company.

        Section 2.4 “Bonus” means any annual incentive compensation paid to an Employee over and above Base Salary earned and paid in cash or otherwise.

        Section 2.5 “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i) On the close of business on the tenth day following the time the Company learns of the acquisition by any individual entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d 3 promulgated under the Exchange Act, of 15% or more of either (i) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (iii) of this definition and (E) if the Board of Directors of the Company determines in good faith that a Person became the beneficial owner of 15% or more of the Outstanding Company Common Stock inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Outstanding Company Common Stock that would cause a Change in Control or (B) such Person was aware of the extent of its beneficial ownership of Outstanding Company Common Stock but had no actual knowledge of the consequences of such beneficial ownership under this Plan) and without any intention of changing or influencing control of the Company, then the beneficial ownership of Outstanding Company Common Stock by that Person shall not be deemed to be or to have become a Change in Control for any purposes of this Plan unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of beneficial ownership of a sufficient number of Outstanding Company Common Stock so that such Person’s beneficial ownership of Outstanding Company Common Stock would no longer otherwise qualify as a Change in Control;

(ii) individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a Director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(iii) approval by the stockholders of the company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 70% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Company Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of Directors and (iii) individuals who were members of the Incumbent Board will constitute a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction; or

(iv) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

Section 2.6 “Change of Control Contract” means a Unit Corporation Key Employee Change of Control Contract entered into between Unit Corporation and the individual identified in such agreement as “Executive”.

Section 2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.8 “Company” means Unit Corporation, the sponsor of this Plan.

Section 2.9 “Comparable Position” means a job with an Employing Company or successor company at the same or higher Base Salary as an Employee’s current job and at a work location within reasonable commuting distance from an Employee’s home, as determined by the Employee’s Employing Company.

Section 2.10 “Compensation Committee” means the Committee established and appointed by the Board of Directors or by a committee of the Board of Directors.

Section 2.11 “Completed Year of Service” means the period of time beginning with an Employee’s date of hire or the anniversary of the date of hire and ending twelve months thereafter.

Section 2.12 “Discharge for Cause” means termination of the Employee’s employment by the Employing Company due to:

(i) the consistent failure of the Employee to perform the Employee’s prescribed duties to the Employing Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness);

(ii) the commission by the Employee of a wrongful act that caused or was reasonably likely to cause damage to the Employing Company;

(iii) an act of gross negligence, fraud, unfair competition, dishonesty or misrepresentation in the performance of the Employee’s duties on behalf of the Employing Company;

(iv) the conviction of or the entry of a plea of nolo contendere by the Employee to any felony or the conviction of or the entry of a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude; or

(v) a breach of an Employee’s fiduciary duty involving personal profit.

Section 2.13 “Eligible Employee”

 means an Employee who is determined to be eligible to participate in this Plan and receive benefits under Article III.

Section 2.14 “Employee”

2.14.1 “Employee” means a person who is

(i) a regular full-time salaried employee of the Employing Company principally employed in the continental United States, Alaska or Hawaii;

(ii) employed by an Employing Company for work on a regular full-time salaried schedule of at least 40 hours per week for an indefinite period; or

(iii) a regular employee who has been demoted or transferred from a full-time salaried position to an hourly position and who, in the discretion of Employing Company at the time of such demotion or transfer, is deemed to retain his or her eligibility to participate in the Plan.

2.14.2 “Employee” does not, under any circumstance, mean a person who is

(i) an employee whose compensation is determined on an hourly basis or who holds a position with the Employing Company that is generally characterized as an “hourly” position, except were a specific employee is, after demotion, deemed to be eligible to participate in the Plan under subsection 2.14.1(iii), above;

(ii) an employee who is classified by the Employing Company as a temporary employee;

(iii) an employee who is a member of a bargaining unit unless the employee’s union has bargained this Plan pursuant to a current collective bargaining agreement between the Employing Company and the union or the employee’s union bargains this Plan pursuant to the bargaining obligations mandated by the National Labor Relations Act;

(iv) an employee retained by the Employing Company under a written contract, other than a Change of Control Contract; or

(v) any worker who is retained by the Company or Employing Company as a “independent contractor,” “leased employee,” or “temporary employee” but who is reclassified as an “employee” of the Company or Employing Company by a state or federal agency or court of competent jurisdiction.

Section 2.15 “Employing Company” means the Company or any subsidiary of the Company electing to participate in this Plan under the provisions of Section 7.1.

Section 2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and all regulations and rulings issued thereunder by governmental administrative bodies.

Section 2.17 “Human Resources Director” means the Human Resources Director of the Company.

Section 2.18 “Plan” means the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries, as set forth in this document and as may be amended from time to time.

Section 2.19 “Separation Agreement” means the agreement between an Employee and the Employing Company in which the Employee waives and releases the Company, Employing Company and other potentially related parties from certain claims in exchange for and in consideration of payments of the Separation Benefit, to which the Employee would not otherwise be entitled.

Section 2.20 “Separation Benefit” means the benefit provided for under this Plan as determined under Article III.

Section 2.21 “Separation Period” means the period of time over which an Eligible Employee receives Separation Benefits under the Plan.

Section 2.22 “Separation from Service” shall mean an Employee’s “separation from service” as determined by the Company in accordance with Section 409A of the Code.  A Separation from Service shall be effective on the date specified by the Employing Company (the “Termination Date”).

Section 2.23 “Specified Employee” means those employees of the Company or a Employing Company who are determined by the Compensation Committee to be a “specified employee” in accordance with Section 409A of the Code and the regulations promulgated thereunder.

Section 2.24  “Years of Service” means the sum of the number of continuous Completed Years of Service as an Employee of an Employing Company during the period of employment beginning with the Employee’s most recent hire date and ending with the Employee’s most recent termination date.  Provided, in the event an Employee was a member of the Board of Directors of an Employing Company prior to (or after) the adoption of the August 21, 2007 Amendment to the Plan, that Employee shall be credited with the period of time beginning with his date of hire with an Employing Company, and the provisions in Section 2.14(b)(vi) of any prior version of the Plan shall be disregarded.

ARTICLE III.
BENEFITS

Section 3.1 Eligibility.  Each Employee who (i) has at least one active Year of Service with an Employing Company immediately before the date of his or her Separation from Service, (ii) complies with all administrative requirements of this Plan, including the provisions of Article V, and (iii) works through his/her Termination Date and is not engaged in a strike or lockout as of the Termination Date, is eligible to participate in this Plan and, subject to all the terms of the Plan, receive benefits as provided in this Article III. An Employee is ineligible to participate in this Plan if that Employee fails to satisfy any of the requirements of this Plan including, but not limited to, failure to establish that his or her termination met the requirements for a Separation from Service.  Additionally, an Employee shall be ineligible to participate in this Plan if that Employee’s termination of employment results from:

(i) A Discharge for Cause,

(ii) A court decree or government action or recommendation having an effect on an Employing Company’s operations or manpower involving rationing or price control or any other similar type cause beyond the control of an Employing Company,

(iii) Before a Change in Control, an offer to the Employee of a position with an Employing Company, or affiliate, regardless of whether the position offered provides comparable wages and benefits to the position formerly held by the Employee,

(iv) A termination under which an Employee accepts any benefits under an incentive retirement plan or other severance or termination benefits program, contract or plan (other than a Change of Control Contract) offered by the Company or the Employing Company,

(v) An Employee who has a written employment contract which contains severance provisions (other than a Change of Control Contract),

(vi) The failure of an Employee to report to work as required by his or her Employing Company,

(vii) A temporary work cessation due to strikes, lockouts or similar reasons,

(viii) The divestiture of any business of an Employing Company if the Employee is offered a Comparable Position by the purchaser or successor of such business, an affiliate thereof, or an affiliate of an Employing Company, or

(ix) A termination of the Employee if the Employee is offered a Comparable Position arranged for or secured by an Employing Company.

Section 3.2 Separation Benefit.  A Separation Benefit shall be provided for Eligible Employees under the provisions of this Article III.

Section 3.3 Separation Benefit Amount.  The Separation Benefit payable to an Eligible Employee under this Plan shall be based, in part, on his/her Years of Service with the Employing Company. The formula for determining an Eligible Employee’s Separation Benefit payment shall be calculated by dividing the Eligible Employee’s average Base Salary for the one year period ending immediately before the date of Separation from Service by 52 to calculate the weekly separation benefit (the “Weekly Separation Benefit”). The amount of the Separation Benefit payable to the Eligible Employee shall then be determined in accordance with the following applicable provision:

3.3.1 Involuntary separation - In the event the Separation from Service is the result of an Employing Company terminating the employment of the Eligible Employee, the Separation Benefit shall be determined according to the following schedule:

Involuntary Separation
Schedule of Separation Benefits

Years of Service	Number of Weekly Separation Benefit Payments	Years of Service	Number of Weekly Separation Benefit Payments
1	4	14	56
2	8	15	60
3	12	16	64
4	16	17	68
5	20	18	72
6	24	19	76
7	28	20	80
8	32	21	84
9	36	22	88
10	40	23	92
11	44	24	96
12	48	25	100
13	52	26 or more	104

3.3.2 Voluntary separation or death of the Eligible Employee - In the event the Separation from Service is the result of the Eligible Employee’s own action (such as by way of example and not limitation, quitting, resignation or retirement) or is as a result of the Eligible Employee’s death, the Separation Benefit shall be determined according to the following Schedule:

Voluntary Separation
Schedule of Separation Benefits

Years of Service	Number of Weekly Separation Benefit Payments
1-19	0
20	80
21	84
22	88
23	92
24	96
25	100
26 or more	104

Under certain exceptional circumstances the Compensation Committee may, in its sole and absolute discretion, choose to treat a voluntary separation as an involuntary separation and allow an Eligible Employee to receive Separation Benefits in accordance with the schedule set forth in Section 3.3.1.

Section 3.4 Separation Benefit Limitation.  Notwithstanding anything in this Plan to the contrary, the Separation Benefit payable to any Eligible Employee under this Plan shall never exceed the lesser of (i) 104 Weekly Separation Benefit payments; or (ii) the amount permitted under ERISA to maintain this Plan as a welfare benefit plan. The benefits payable under this Plan shall be inclusive of and offset by any amounts paid under federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification Act) or office closing requirements.

Section 3.5 Withholding Tax.  The Employing Company shall deduct from the amount of any Separation Benefits payable under this Plan, any amount required to be withheld by the Employing Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government. In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Eligible Employee with the Employing Company for purposes of income tax withholding on regular wages.

Section 3.6 Reemployment of an Eligible Employee.  Entitlement to the unpaid balance of any Separation Benefit due an Eligible Employee under this Plan shall be revoked immediately on reemployment of the person as an Employee of an Employing Company. Any unpaid balance shall not be payable in any future period.

However, if the person’s reemployment is subsequently terminated and he or she then becomes entitled to a Separation Benefit under this Plan, Years of Service for the period of re-

employment shall be added to that portion of his or her prior service represented by the unpaid balance or the revoked entitlement for the prior Separation Benefit.

Section 3.7 Integration with Disability Benefits.  The Separation Benefit payable to an Eligible Employee with respect to any Separation Period shall be reduced (but not below zero) by the amount of any disability benefit payable from any disability plan or program sponsored or contributed to by an Employing Company. The amount of any resulting reduction shall not be paid to the Eligible Employee in any future period.

Section 3.8 Plan Benefit Offset.  The amount of any severance or separation type payment that an Employing Company is or was obligated to pay to an Eligible Employee under any law, decree, or court award, because of the Eligible Employee’s termination of employment from an Employing Company shall reduce the amount of Separation Benefit otherwise payable under this Plan. Notwithstanding the immediately preceding sentence, the terms of this Section 3.8 shall not be applicable to any benefits paid under a Change of Control Contract.

Section 3.9 Recoupment.  An Employing Company may deduct from the Separation Benefit any amount owing to an Employing Company from:

(i) the Eligible Employee, or

(ii) the executor or administrator of the Eligible Employee’s estate.

Section 3.10 Completion of Twenty Years of Service.  Any Eligible Employee who completes Twenty Years of Service before to the termination of this Plan shall be vested in his/her Separation Benefit notwithstanding the subsequent termination of this Plan before that Eligible Employee’s Separation from Service.  Any Separation Benefit deemed to have vested under this section shall be payable on such Eligible Employee’s Separation from Service with the Employing Company and shall be paid in accordance with the greater of (1) the Plan provisions in effect immediately before the termination of this Plan, and (2) the Plan provisions in effect on the date the Eligible Employee completed Twenty Years of Service.

Section 3.11 Change in Control.  Unless otherwise provided in writing by the Board of Directors before a Change in Control of the Company, all Eligible Employees shall be vested in his/her Separation Benefit as of the date of the Change in Control based on the Eligible Employee’s then Years of Service as determined by reference to the schedule set forth in Section 3.3.1 of this Plan.  Any Separation Benefit deemed to have vested under this section shall be payable on the Eligible Employee’s Separation from Service with the Employing Company and shall be paid in accordance with the Plan provisions in effect immediately before the Change in Control.

ARTICLE IV.
METHOD OF PAYMENT

Section 4.1 Separation Benefit Payment.  The Separation Benefit shall be paid in equal installments in the same manner as wages were paid to the Employee and, subject to Section 4.4, the installments shall begin no later than 90 days following the Termination Date.  Notwithstanding anything in the Plan to the contrary, the Separation Period for an Eligible

Employee shall never exceed the amount of time permitted under ERISA to maintain this Plan as a welfare benefit plan.  If under the payment schedule set forth in this Plan, the Separation Period will expire before the full payment of the Separation Benefit owed to an Eligible Employee under this Plan, then the total amount unpaid as of the final installment shall be paid to the Eligible Employee in the final installment.

Section 4.2 Protection of Business

4.2.1 Any Eligible Employee who receives Separation Benefits under Section 3.3.2 of this Plan agrees that, in consideration of the Separation Benefits, the Employee will not, in any capacity, directly or indirectly, and on his or her own behalf or on behalf of any other person or entity, during the period of time he or she is receiving Separation Benefits, either (a) solicit or attempt to induce any current customer of the Employing Company to cease doing business with the Employing Company; (b) solicit or attempt to induce any employee of the Employing Company to sever the employment relationship; (c) compete against the Employing Company; (d) injure the Employing Company and the Company, in their business activities or its reputation; or (e) act as an employee, independent contractor, or service provider of a person or entity that is a competitor of the Employing Company or injures the Employing Company or the Company, its business activities or its reputation (collectively, the “Protection of Business Requirements”).  The Compensation Committee in its sole discretion shall decide whether any Eligible Employee is in violation of this Section.

4.2.2 Except as provided in the next paragraph and/or the Separation Agreement, in the event the Eligible Employee violates the Protection of Business Requirements of this Section (or the like provisions of his or her Separation Agreement), the Eligible Employee shall not be entitled to any further payments of Separation Benefits under this Plan and shall be obligated to repay the Employing Company all monies previously received as Separation Benefits from the date of the violation forward.

4.2.3 In the event of a Change in Control, the Eligible Employee’s obligations under this Section shall expire and be canceled, and the Eligible Employee shall be entitled to Separation Benefits under this Plan in accordance with its terms even if he or she engages in conduct that would otherwise violate the Protection of Business Requirements in this Section.

4.2.4 The Plan shall maintain records for each Eligible Employee that is eligible for Separation Benefits and for each Eligible Employee that actually receives Separation Benefits (including relevant dates, claim records, appeal records, payment amounts, etc.).

4.2.5 The Plan shall pay benefits to Eligible Employees on a regular basis.  The Plan shall process and pay Separation Benefits on a regular basis, and adjudicate claims for denied or terminated Separation Benefits.

4.2.6 The Compensation Committee shall have the ultimate ongoing administrative duty to monitor and investigate the activities of Eligible Employees to ensure they are in compliance with the Protection of Business Requirements.  As set forth in this Plan, the Compensation Committee shall have discretion to determine on an ongoing basis whether each Eligible Employee receiving Separation Benefits remains in compliance with the Plan’s Protection of Business Requirements during the period the Eligible Employee is receiving Separation Benefits.

4.2.7 The Compensation Committee shall have full and sole discretion to determine eligibility for Separation Benefits and to construe the terms of the Plan.

4.2.8 By accepting Separation Benefits, an Eligible Employee certifies that he/she is in compliance with the Protection of Business Requirements.  Eligible employees must notify the Plan, through the Human Resources Director, of any change of employer, employment status, or job status or responsibilities, while eligible for Separation Benefits.  Additionally, Eligible Employees receiving benefits must complete and submit to the Plan on request a form certifying that they are in compliance with the Protection of Business Requirements.  The Human Resources Director shall review such forms and make preliminary decisions regarding whether the Eligible Employee is in compliance with the Protection of Business Requirements.

4.2.9 As a condition to receiving Separation Benefits or coverage, Eligible Employees and their employers must fully cooperate with any inquiry or investigation by the Plan concerning the Protection of Business Requirements.  If the Eligible Employee or employer fails to fully cooperate with any such inquiry or investigation, the Eligible Employee shall be deemed to have been in violation of the Protection of Business Requirements, and shall therefore forfeit any further benefits under the Plan and shall be obligated to repay the Employing Company all monies previously received as Separation Benefits.

4.2.10 The Company shall maintain a projection of the amount of money that will be required for the Company to fulfill its unfunded obligation under the Plan to make payments to various Eligible Employees at different times.

Section 4.3 Death

4.3.1 Separation from Service as a result of death.   In the event that the Eligible Employee’s Separation from Service is as a result of the Eligible Employee’s death, the Separation Benefit shall be paid to the Eligible Employee’s Beneficiary in accordance with the provisions of Section 3.3.2 and 4.1, above.  If there is no designated, living Beneficiary, payments shall be paid to the executor or administrator of the Eligible Employee’s estate.

        Payments shall be made to the Eligible Employee’s Beneficiary, notwithstanding the Eligible Employee’s failure to meet the waiver and release conditions of Article V of this Plan.

4.3.2 Death Subsequent to Separation from Service. In the event that an Eligible Employee’s death occurs after the date of Separation from Service, and before receipt of any or all of the benefits to which the Eligible Employee was entitled under this Plan, then the payments shall be made to the Eligible Employee’s Beneficiary in accordance with the provisions of Section 3.3.2 and 4.1, above.  If there is no designated living Beneficiary, payments shall be paid to the executor or administrator of the Eligible Employee’s estate.

Section 4.4 Payment to Specified Employees Upon Separation from Service.  In no event shall a Specified Employee receive a payment under this Plan following a Separation from Service before the first business day of the seventh month following the date of Separation from Service, unless the Separation from Service results from death.  Any amounts which would otherwise be payable to the Specified Employee during the six month period may, at the Employing Company’s discretion, be accumulated and paid on the first day of the seventh month following the date of the Specified Employee’s Separation from Service.

ARTICLE V.
WAIVER AND RELEASE OF CLAIMS

Section 5.1 Waiver and Release of Claims.  Except as provided in Section 4.3.1, it is a condition of this Plan that no Separation Benefit shall be paid to or for any Employee except on due signing and delivery to the Employing Company by that Employee of a Separation Agreement in substantially the form attached to this Plan as Attachment “A” or “B” or such other form as may be designated as the required Separation Agreement from time to time, in the discretion of the Employing Company, by which the Employee waives and releases the Company, the Employing Company, their subsidiaries and their officers, directors, agents, employees and affiliates from all claims arising or alleged to arise out of his or her employment or the Separation from Service including, but not limited to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, and all other state and federal laws governing the Employee’s employment. The waiver and release provided in the Separation Agreement is being given in exchange for and in consideration of payment of the Separation Benefit, to which the Employee would not otherwise be entitled.  The determination of whether the Employee shall be required to sign a Separation Agreement in the form shown by Attachment “A,” “B” or otherwise shall be within the sole discretion of the Employing Company.

In connection with the signing of the Separation Agreement, the following procedures shall be followed (except as modified from time to time, in the discretion of the Employing Company): the Employee shall be advised in writing, by receiving the written text of the Separation Agreement so stating, to consult a lawyer before signing the Separation Agreement; the Employee shall be given either twenty-one (21) days (if Attachment “A” is used), or forty-five (45) days (if Attachment “B” is used) to consider the Separation Agreement before signing; after signing, the Employee shall have seven (7) days in which to revoke the Separation Agreement; and the Separation Agreement shall not take effect until the seven (7) day revocation period has passed.

In addition, if Attachment “B” is used, the Employee shall be given a written statement identifying for the Employee the class, unit or group of persons eligible to participate in the Plan and any time limits for eligibility under the Plan, the job titles and ages of all persons eligible or selected for separation under the Plan in the same job classification or organizational unit, and the ages of all persons not eligible or selected for separation under the Plan.

ARTICLE VI.
FUNDING

Section 6.1 Funding.  This Plan is an unfunded employee welfare benefit plan under ERISA established by the Company. Benefits payable to Eligible Employees shall be paid out of the general assets of the Company or the Employing Company. The Employing Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Separation Benefits under this Plan.

ARTICLE VII.
OPERATION

Section 7.1 Employing Company Participation.  Any subsidiary or affiliate of the Company, at the discretion of the Company, may participate as an Employing Company in the Plan on the following conditions:

(i) Such entity shall make, sign and deliver such instruments as the Company shall deem necessary or desirable;

(ii) Such entity may withdraw from participation as an Employing Company in accordance with Section 7.3, in which event the entity may continue the provisions of this Plan as its own plan, and may thereafter, with respect thereto, exercise all of the rights and powers theretofore reserved to the Company; and

(iii) Any modification or amendment of this Plan made or adopted by the Company shall be deemed to have been accepted by each Employing Company.

Section 7.2 Status of Subsidiaries or Affiliates.  The authority of each subsidiary or affiliate to act independently and in accordance with its own best judgment shall not be prejudiced or diminished by its participation in this Plan and at the same time the Employing Companies may act collectively in respect of general administration of this Plan in order to secure administrative economies and maximum uniformity.

Section 7.3 Termination by an Employing Company.  Any Employing Company other than the Company may withdraw from participation in the Plan at any time by delivering to the Compensation Committee written notification to that effect signed by the Employing Company’s chief executive officer or his delegate.  Withdrawal by any Employing Company under this Section or complete discontinuance of Separation Benefits under this Plan by any Employing Company other than the Company, shall constitute termination of this Plan with respect to such Employing Company, but such actions shall not affect any Separation Benefit that has become payable to an Eligible Employee, and such benefit shall continue to be paid in accordance with the Plan provisions in effect at the time of the Separation from Service.

ARTICLE VIII.
ADMINISTRATION

Section 8.1 Named Fiduciary.  This Plan shall be administered by the

Company acting through the Compensation Committee or such other person as may be designated by the Company from time to time. The Compensation Committee shall be the “Administrator” of the Plan and shall be, in its capacity as Administrator, a “Named Fiduciary,” as those  terms are defined or used in ERISA.

Section 8.2 Fiduciary Responsibilities.  The named fiduciary shall fulfill the duties and requirements of a fiduciary under ERISA and is the Plan’s agent for service of legal process. The named fiduciary may designate other persons to carry out the fiduciary responsibilities and may cancel any designation. A person may serve in more than one fiduciary or administrative capacity with respect to this Plan. The named fiduciary shall periodically review the performance of the fiduciary responsibilities by each designated person.

Section 8.3 Specific Fiduciary Responsibilities.  The Compensation Committee shall be responsible for the general administration and interpretation of the Plan and the proper carrying out of its provisions and shall have full discretion to carry out its duties. In addition to any powers of the Compensation Committee specified elsewhere in this Plan, the Compensation Committee shall have all discretionary powers necessary to discharge its duties under this Plan, including, but not limited to, the following discretionary powers and duties:

(i) To interpret or construe the terms of this Plan, including eligibility to participate, and resolve ambiguities, inconsistencies and omissions;

(ii) To make and enforce such rules and regulations and prescribe the use of the forms as it deems necessary or appropriate for the efficient administration of the Plan;

(iii) To decide all questions concerning this Plan and the eligibility of any person to participate in this Plan; and

(iv) To determine eligibility for benefits under this Plan.

Section 8.4 Allocations and Delegations of Responsibility.  The Board of Directors and the Compensation Committee, respectively, shall have the authority to delegate, from time to time, all or any part of its responsibilities under this Plan to those person or persons as it may deem advisable and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board of Directors or the Compensation Committee. The Company, the Board of Directors and the Compensation Committee shall not be liable for any acts or omissions of any such delegate. The delegate shall report periodically to the Board of Directors or the Compensation Committee, as applicable, concerning the discharge of the delegated responsibilities.

The Board of Directors and the Compensation Committee, respectively, shall have the authority to allocate, from time to time, all or any part of its responsibilities under this Plan to one or more of its members as it may deem advisable, and in the same manner to remove such allocation of responsibilities. Any action of the member to whom responsibilities are allocated in the exercise of such allocated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board of Directors or the Compensation Committee. The Company, the Board of Directors and the Compensation Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall report periodically to the Board of Directors or the Compensation Committee, as applicable, concerning the discharge of the allocated responsibilities.

Section 8.5 Advisors.  The named fiduciary or any person designated by the named fiduciary to carry out fiduciary responsibilities may employ one or more persons to render advice with respect to any responsibility imposed by this Plan.

Section 8.6 Plan Determination.  The determination of the Compensation Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.

Section 8.7 Modification and Termination.  Benefits under this Plan are not vested except as specifically stated otherwise in this Plan document, and may be changed, modified or terminated at any time, either individually or on a Plan-wide basis.  The Company may at any time, without notice or consent of any person, terminate or modify this Plan in whole or in part, and such termination or modification shall apply to existing as well as to future employees.  However, such actions shall not affect any Separation Benefit that has become payable to an Eligible Employee as a result of that Employee’s Separation from Service before the amendment date, and such benefit shall continue to be paid in accordance with the Plan provisions in effect on the date of such Eligible Employee's Separation from Service.

Section 8.8 Indemnification.  To the extent permitted by law, the Company shall indemnify and hold harmless the members of the Board of Directors, the Compensation Committee members, and any employee to whom any fiduciary responsibility with respect to this Plan is allocated or delegated to, and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission to act, in connection with the performance of his/her duties, responsibilities and obligations under this Plan, ERISA and other applicable law, other than such liabilities, costs and expenses as may result from the gross negligence or willful misconduct of any such person. The foregoing right of indemnification shall be in addition to any other right to which any such person may be entitled as a matter of law or otherwise. The Company may obtain, pay for and keep current a policy or policies of insurance, insuring the members of the Board of Directors, the Compensation Committee members and any other employees who have any fiduciary responsibility with respect to this Plan from and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission, in connection with the performance of his/her duties, responsibilities and obligations under this Plan and under ERISA.

Section 8.9 Successful Defense.  A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section 8.8 above shall be entitled to indemnification as authorized in Section 8.8.

Section 8.10 Unsuccessful Defense.  Except as provided in Section 8.9, any indemnification under Section 8.8, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:

8.10.1 By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Compensation Committee has met the standard of conduct set forth in Section 8.8; or

8.10.2 If a quorum under Section 8.10.1 is not obtainable with due diligence the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to any Employing Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 8.8 has been met by such member of the Compensation Committee.

Section 8.11 Advance Payments.  Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company or Employing Company, as applicable, in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in Section 8.10, except that, in view of the obligation of repayment set forth in Section 8.12, there need be no finding or opinion that the required standard of conduct has been met.

Section 8.12 Repayment of Advance Payments.  All expenses incurred, in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company or Employing Company, as applicable, under Section 8.11 shall be repaid if the person receiving such advance is ultimately found, under the procedures set forth in this Article VIII, not to be entitled to the extent the expenses so advanced by the Company exceed the indemnification to which he or she is entitled.

Section 8.13 Right of Indemnification.  Notwithstanding the failure of the Company or Employing Company, as applicable, to provide indemnification in the manner set forth in Section 8.10 and 8.11, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Compensation Committee has met the standard of conduct set forth in Section 8.8, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company or Employing Company, as applicable, as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company or Employing Company, as applicable, in any court of competent jurisdiction.

ARTICLE IX.
EFFECTIVE DATE

Section 9.1 Effective Date.  This Plan became effective December 14, 2004, and is hereby amended and restated effective as of December 31, 2008.

ARTICLE X.
MISCELLANEOUS

Section 10.1 Assignment.  An Employee’s right to benefits under this Plan shall not be assigned, transferred, pledged, encumbered in any way or subject to attachment or garnishment,

and any attempted assignment, transfer, pledge, encumbrance, attachment, garnishment or other disposition of such benefits shall be null and void and without effect.

Section 10.2 Governing Law.  The Plan shall be construed and administered in accordance with ERISA and with the laws of the State of Oklahoma, to the extent such State laws are not preempted by ERISA.  If any part of the Plan is held by a court of competent jurisdiction to be void or voidable, such holding shall not apply to render void or voidable the provisions of the Plan not encompassed in the court’s holding. Where necessary to maintain the Plan’s validity, a court of competent jurisdiction may modify the terms of this Plan to the extent necessary to effectuate its purposes as demonstrated by the terms and conditions stated herein.

Section 10.3 Employing Company Records.  The records of the Employing Company with regard to any person’s Eligible Employee status, Beneficiary status, employment history, Years of Service and all other relevant matters shall be conclusive for purposes of administration of the Plan.

Section 10.4 Employment Non-Contractual.  This Plan is not intended to and does not create a contract of employment, express or implied, and an Employing Company may terminate the employment of any employee with or without cause as freely and with the same effect as if this Plan did not exist. Nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Employing Company’s sole and complete authority and discretion to establish, regulate, determine or modify at all times, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if this Plan were not in existence.

Section 10.5 Taxes.  Neither an Employing Company nor any fiduciary of this Plan shall be liable for any taxes incurred by an Eligible Employee or Beneficiary for Separation Benefit payments made pursuant to this Plan.

Section 10.6 Binding Effect.  This Plan shall be binding on the Company, any Employing Company and their successors and assigns, and the Employee, Employee’s heirs, executors, administrators and legal representatives. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company or any Employing Company.

Section 10.7 Entire Agreement.  This Plan constitutes the entire understanding between the parties hereto and may be modified only in accordance with the terms of this Plan.

Section 10.8 Decisions and Appeals.

10.8.1 Manner and Content of Benefit Determination

        Within thirty (90) days from the date of an Employee’s Separation from Service (or longer if special circumstances require), the Human Resources Director and the

General Counsel shall provide the Employee with either an agreement and release offering Separation Benefits under the Plan or written or electronic notification of such Employee’s ineligibility for or denial of Separation Benefits, either in whole or in part.  If at any time the Human Resources Director and the General Counsel make any adverse benefit determination, such notification shall set forth, in a manner calculated to be understood by the Employee including the following:

(i) the specific reason(s) for the adverse determination;

(ii) references to the specific plan provisions upon which the determination is based;

(iii) a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary;

(iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Employee’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review under Section 10.8.3;

(v) if the Plan utilizes a specific internal rule, guideline, protocol, or other similar criterion in making the determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such a rule, guideline, protocol or other similar criterion was relied upon and that a copy of such rule, guideline, protocol or similar criterion will be provided free of charge to the Employee upon request;

10.8.2 Appeal of Denied Claim and Review Procedure

        If an Employee does not agree with the reason for the denial or termination of Separation Benefits (including a denial or termination of benefits based on a determination of an Employee’s eligibility to participate in the Plan), he/she may file a written appeal within 180 days after the receipt of the original claim determination.  The request should state the basis for the disagreement along with any data, questions, or comments he/she thinks are appropriate, and should be sent to the office of the Human Resources Director.

        The Compensation Committee shall conduct a full and fair review of the determination.  The review shall not defer to the initial determination, and it shall take into account all comments, documents, records and other information submitted by the Eligible Employee without regard to whether such information was previously submitted or considered in the initial determination.

10.8.3 Manner and Content of Notification of Benefit Determination on Review

        Within 60 days (or longer if special circumstances require), the Compensation Committee shall provide an Employee with written or electronic notification of any adverse benefit determination on review.  The notification shall set forth, in a manner calculated to be understood by the Employee the following:

(i) the specific reason(s) for the adverse determination on review;

(ii) reference to the specific plan provisions upon which the review is based;

(iii) a statement that the Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits;

(iv) a statement describing any voluntary appeal procedures offered by the Plan and the Employee’s right to obtain the information about such procedures, and a statement of the Employee’s right to bring an action under section 502(a) of ERISA;

(v) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Employee upon request;

(vi) the following statement: “Other voluntary alternative dispute resolution methods, such as mediation, may be available.  You may seek additional information by contacting your local U.S. Department of Labor office and your State insurance regulatory agency.”

EXECUTED as of this 31st day of December, 2008.

UNIT CORPORATION

By:   /s/ Mark E. Schell

Mark E. Schell, Senior Vice President and General Counsel

SEPARATION AGREEMENT “A”

[Name of Employing Company] (“Unit”) and _____________ (“Employee”) hereby agree as follows:

Employee’s employment will end on ___________, 20__.

In consideration for Employee’s agreement to the terms and conditions of this Separation Agreement (“Agreement”), Unit will pay to Employee a Separation Benefit of $_____ in accordance with and subject to the terms of the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries (the “Plan”).

Employee knows that state and federal laws, including the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964, as amended, prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap, disability, or veteran status, and that these laws are enforced through the United States Equal Employment Opportunity Commission (“EEOC”), United States Department of Labor, and State Human Rights Agencies.

EMPLOYEE IS ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE HAS TWENTY ONE (21) DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN THIS AGREEMENT.

AFTER SIGNING THIS AGREEMENT, EMPLOYEE HAS ANOTHER SEVEN (7) DAYS IN WHICH TO REVOKE CONSENT TO THIS AGREEMENT. THIS AGREEMENT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE PASSED.

In exchange for receipt of the Separation Benefit described above, to which Employee acknowledges he or she is not otherwise entitled, Employee forever releases and discharges Unit Corporation and its subsidiaries, their officers, directors, agents, employees, and affiliates from all claims, liabilities, and lawsuits arising out of Employee’s employment or the termination of that employment, and agrees not to assert any such claim, liability or lawsuit. Employee agrees that this release and discharge includes any claim under the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964, as amended, and any claim under other federal, state or local statute or regulation relating to employment discrimination or employee benefits. Employee agrees that this release and discharge includes any claim under any other statute, regulation or common law rule relating to Employee’s employment or Separation from Service. This Agreement does not have any effect with respect to acts or events occurring after the date upon which Employee signs the Agreement. This Agreement does not limit any benefits to which Employee is entitled under any retirement plans, if any.

As further consideration for the payment of the Separation Benefit described above, Employee agrees that Employee will not, in any capacity directly or indirectly and on his or her own behalf or on behalf of any other person or entity, during the period of time he or she is receiving such Separation Benefits, either (a) solicit or attempt to induce any current customer of the Company to cease doing business with the Company or (b) solicit or attempt to induce any employee of the Company to sever the employment relationship (collectively, the “Protection of Business Requirements”).

Except as provided in the next paragraph, in the event Employee violates the Protection of Business Requirements hereof, Employee shall not be entitled to any further payments of Separation Benefits under the Plan or this Agreement and shall be obligated to repay Unit all Separation Benefit payments previously received under the Plan and this Agreement.

In the event of a Change in Control of Unit Corporation (as defined in the Plan), Employee’s obligations regarding the Protection of Business Requirements under this Agreement shall expire and be canceled, and Employee shall be entitled to Separation Benefits provided under the Plan in accordance with the terms of the Plan, notwithstanding whether Employee thereafter engages in conduct that would otherwise violate the Protection of Business Requirements as described in this Agreement.

Employee has carefully read and fully understands all the provisions of this Agreement. This is the entire Agreement between the parties and is legally binding and enforceable. Employee agrees that he or she has not relied upon any representation or statement, written or oral, not set forth in this Agreement when signing this Agreement.

This Agreement shall be governed and interpreted under federal law and the laws of the State of Oklahoma, notwithstanding such State’s choice of law provisions. If any part of this Agreement is held by a court of competent jurisdiction to be void or voidable, such holding shall not apply to render void or voidable the provisions of this Agreement not encompassed in the court’s holding. Where necessary to maintain this Agreement’s validity, a court of competent jurisdiction may modify the terms of this Agreement to the extent necessary to effectuate its purposes as demonstrated by the terms and conditions stated herein.

Employee agrees that he or she has carefully read and fully understands all the provision of this Agreement. This is the entire Agreement between the parties, and it is legally binding and enforceable. Employee agrees that he or she has not relied upon any representation or statement, written or oral, not set forth in this Agreement when signing this Agreement.

Employee knowingly and voluntarily signs this Agreement.

1.	Employee acknowledges receipt of this Agreement on this ____ day of, __________, 20__;

________________________(Employee)

2.	Employee acknowledges signing and, in signing, consenting to this Agreement on this ______ day of ________________________, 20__;

________________________(Employee)

3.	Employee acknowledges that the seven (7) day revocation period shall end, and this agreement shall be effective and enforceable as of the ____ day of ___________, 20__;

_______________________(Employee)

(Name of Employing Company)

By:  _________________________________
Title:  ________________________________
Date:  ________________________________

SEPARATION AGREEMENT “B”
[Name of Employing Company] (“Unit”) and (“Employee”) hereby agree as follows:

Employee’s employment will end on _________, 20__.

In consideration for Employee’s agreement to the terms and conditions of this Separation Agreement (“Agreement”), Unit will pay to Employee a Separation Benefit of $_______, in accordance with, and subject to the terms of the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries (the “Plan”).  Employee agrees to comply with all terms of the Plan.

Employee knows that state and federal laws, including the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964, as amended, prohibit employment discrimination based upon age, sex, race, color, national origin, religion, handicap, disability, or veteran status, and that these laws are enforced through the United States Equal Employment Opportunity Commission (“EEOC”), United States Department of Labor, State Human Rights Agencies and courts of competent jurisdiction.

EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE HAS FORTY FIVE (45) DAYS AFTER RECEIVING THIS AGREEMENT, AND THE WRITTEN STATEMENT PROVIDED WITH THIS AGREEMENT, TO CONSIDER WHETHER TO SIGN THIS AGREEMENT.

AFTER SIGNING THIS AGREEMENT, EMPLOYEE HAS ANOTHER SEVEN (7) DAYS IN WHICH TO REVOKE CONSENT TO THIS AGREEMENT. THIS AGREEMENT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN (7) DAYS HAVE PASSED.

EMPLOYEE ACKNOWLEDGES THAT, ALONG WITH THIS AGREEMENT, HE OR SHE HAS BEEN GIVEN A WRITTEN STATEMENT: (A) WHICH DESCRIBES THE CLASS, UNIT, OR GROUP OF INDIVIDUALS COVERED BY THE PLAN, ELIGIBILITY FACTORS UNDER THE PLAN, AND ANY TIME LIMITS APPLICABLE TO THE PLAN; AND (B) THE JOB TITLES AND AGES OF ALL INDIVIDUALS ELIGIBLE OR SELECTED FOR TERMINATION UNDER THE PLAN WITH THIS EMPLOYEE, AND THE AGES AND JOB TITLES OF ALL INDIVIDUALS IN THE SAME JOB CLASSIFICATION OR TITLE AS THOSE EMPLOYEES ELIGIBLE OR SELECTED FOR TERMINATION UNDER THE PLAN WHO ARE NOT ELIGIBLE OR SELECTED FOR TERMINATION.

In exchange for receipt of the Separation Benefit described above, to which Employee acknowledges he or she is not otherwise entitled, Employee forever releases and discharges Unit Corporation and its subsidiaries, their officers, directors, agents, employees, and affiliates from all claims, liabilities, and lawsuits arising out of Employee’s employment or the termination of that employment, and agrees not to assert any such claim, liability or lawsuit. Employee agrees that this release and discharge includes any claim under the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964, as amended, and any claim under other

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federal, state or local statute or regulation relating to employment discrimination or employee benefits. Employee agrees that this release and discharge includes any claim under any other statute, regulation or common law rule relating to Employee’s employment or Separation from Service. This Agreement does not have any effect with respect to acts or events occurring after the date upon which Employee signs the Agreement. This Agreement does not limit any benefits to which Employee is entitled under any retirement plans, if any.

Employee agrees that he or she has carefully read and fully understands all the provision of this Agreement. This is the entire Agreement between the parties, and it is legally binding and enforceable.  Employee agrees that he or she has not relied upon any representation or statement, written or oral, not set forth in this Agreement when signing this Agreement.

The Plan shall be construed and administered in accordance with ERISA and other federal laws, and with the laws of the State Oklahoma to the extent such State laws are not preempted by ERISA.  If any part of this Agreement is held by a court of competent jurisdiction to be void or voidable, such holding shall not apply to render void or voidable the provisions of this Agreement not encompassed in the court’s holding. Where necessary to maintain this Agreement’s validity, a court of competent jurisdiction may modify the terms of this Agreement to the extent necessary to effectuate its purposes as demonstrated by the terms and conditions stated herein.

Employee knowingly and voluntarily signs this Agreement.

1.	Employee acknowledges receipt of this Agreement on this ____ day of ________, 20__;

_________________________(Employee)

2.	Employee acknowledges signing and, in signing, consenting to this Agreement on this ______ day of ________________________, 20__;

_________________________(Employee)

3.	Employee acknowledges that the seven (7) day revocation period shall end, and this agreement shall be effective and enforceable as of the ____ day of _________, 20__;

_________________________(Employee)

(Name of Employing Company)

By:  ____________________________
Title:  ___________________________
Date:  ___________________________

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